SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) December 10, 1998



                           MIDWAY AIRLINES CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

            000-23447                                   36-3915637
    (Commission File Number)               (IRS Employer Identification No.)

                       300 West Morgan Street, Suite 1200
                             Durham, North Carolina                    27701
                     (Address of principal executive offices)        (Zip Code)


                                (919) 956-4800
             (Registrant's telephone number, including area code)

--------------------------------------------------------------------------------

Item 5.  Other Events.

      On December 1, 1998 Midway Airlines Corporation (the "Company") exercised options to purchase three (3) new Canadair Regional Jet Aircraft with scheduled delivery dates by March 2000. Taking into account the retirement by return to their Lessors of four F-100 aircraft and one A-320 aircraft, all scheduled for retirement prior to July 1999, the Company now expects that its April 2000 fleet will be comprised of eight F-100 aircraft and 23 Canadair Regional Jet aircraft. In connection with the exercise of these options, the Company issued the press release filed herewith as Exhibit 99.

      In November 1998 the Company returned an F-100 Aircraft to its Lessor and the company believes the aircraft met or exceeded the various conditions specified in the applicable aircraft lease. The Lessor accepted such aircraft without material exceptions. However, the Company and the Lessor disagree as to the amount of certain life cycle costs to maintain the aircraft and as to the level of the Company's responsibility to pay for such cost. The Company believes that it has met and exceeded its level of responsibility, and is owed a refund of approximately $300 Thousand in this regard. The Lessor believes that the Company has not met its level of responsibility in this regard and that the Company owes the Lessor approximately $1.3 million. The Company expects to negotiate with the Lessor concerning this dispute and further believes, that if necessary, it has meritorious legal defenses to the Lessor's claim. At this time it is not possible to predict the outcome of this dispute. The Company will be returning three other F-100 Aircraft to the same Lessor over the next six months and believes similar claims (not necessarily in the amount of $1.3 Million) may be asserted by the Lessor with respect to each of those aircraft.

      The Company is party to an agreement with Rolls Royce Aero Engine Services (RRAES) whereby RRAES performed and remains obligated to perform engine maintenance tasks on the engines installed on certain F-100 aircraft. The Company pays RRAES a per flight hour amount to perform such maintenance tasks. The agreement allows RRAES to reasonably revise the hourly rates under the agreement in accordance with its customary standards when an event has occurred which is reasonably likely to materially change the overall operation of the engines such that the basis upon which the charges were calculated no longer remains the same. RRAES attempted to bill the Company some $1.9 Million claiming that the Company will not utilize these eight engines for the total number of hours anticipated by RRAES. This attempted notice of billing was deficient under the agreement. RRAES subsequently asserted (in December 1998) that with respect to the Company's prospective use of these engines, the Company should pay about $1,015 per hour of operation, per engine. The Company does not believe such charge is representative of RRAES' reasonable and customary standards. The Company has rejected RRAES' proposed rate adjustment from about $53.00 per hour to about $1,015 per hour of engine use. The outcome of this dispute is not ascertainable at this time and the Company believes it has meritorious legal defenses to RRAES' claims.

Exhibit 99.
FOR IMMEDIATE RELEASE
                                                                  Media Contact:
                                                                 Mark J. Coleman
                                       Senior Vice President - Marketing & Sales
                                                                  (919) 956-4805

                    MIDWAY AIRLINES EXERCISES AIRCRAFT OPTIONS

RALEIGH-DURHAM, N.C. - December 7, 1998 - Midway Airlines (Nasdaq: MDWY) announced today it has exercised options to acquire three additional Canadair Regional Jets (CRJs) from Bombardier, Inc., bringing to 23 the total number of the new 50-passenger jets it plans to operate by March of 2000. The Company will utilize the added aircraft to increase air service from its hub at Raleigh-Durham International Airport (RDU).
      "The CRJ aircraft is changing the means of air travel between many communities across the nation," said Robert R. Ferguson, President and CEO of Midway Airlines. "Routes that don't make economical sense for larger aircraft are now seeing increased service because of these jets. With their size, speed and distance capabilities, the CRJs have dramatically expanded the profitable market opportunities available to our company."
      To date, Midway Airlines has taken delivery of 9 new CRJ aircraft. The remaining 14 aircraft on order are scheduled for delivery by March 2000. The company maintains unexercised options on 7 additional CRJ aircraft.
      "With the CRJs, Midway Airlines can now offer passengers more opportunities for quality non-stop jet travel than ever before," said Ferguson. "For instance, in the past year we have started new service to three markets - Jacksonville, FL, Columbus, OH, and Indianapolis, IN. Because of the CRJs' service popularity and passenger conveniences, we plan to continue to use these aircraft in this manner while also adding frequency to existing markets of importance to our business passengers."
      Midway Airlines operates 126 daily non-stop flights between 17 eastern and mid-western states and its Raleigh-Durham hub. With nine new CRJ aircraft, ten Fokker F100s and an Airbus A320, the Company offers one of the youngest all-jet fleets in the airline industry, at an average age of slightly less than three years.
      In addition to its award-winning Carolina Class(R) service - leather seats, gourmet coffee, hot towels and mint service, and tasty snacks, Midway Airlines also provides one of the best on-time arrival records in the industry and AAdvantage(R) mileage credit to most destinations through the American Airlines AAdvantage Traveler Awards Program. Travelers can obtain additional information about Midway Airlines by visiting the Company's web site at www.midwayair.com.



                                     - END -

                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MIDWAY AIRLINES CORPORATION


                                          By: /s/  Jonathan S. Waller
                                              -----------------------
Dated:  December 10, 1998                          Jonathan S. Waller
                                                   Senior Vice President